Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 11, 2018

Registration Statement No. 333-220233-02

* REVISED PRICED | YIELDS * $1.2 BLN GMCAR 2018-2 (GMF Prime Auto Loan)

  JT-LEADS:  Deutsche Bank (str), Credit Agricole, Lloyds, Scotiabank    CO-MGRS:  BAML, BMO, Mizuho, RBC, WF

CL	AMT(MM)	WAL	S&P/FTCH	LEGAL	BENCH	SPREAD	YIELD	CPN	$PX

A-1	$244.000	0.23	A1+/F1+	04/19	Yld%	2.30%	2.300	2.30	100.00000

A-2-A	$364.000	1.09	AAA/AAA	05/21	EDSF	+ 12	2.569	2.55	99.99428

A-2-B	$75.000	1.09	AAA/AAA	05/21	1ML	+ 13	1mL+13	+13	100.00000

A-3	$393.800	2.47	AAA/AAA	12/22	ISWPS	+ 18	2.832	2.81	99.98707

A-4	$100.000	3.59	AAA/AAA	12/23	ISWPS	+ 33	3.041	3.02	99.99354

B	$20.000	3.66	AA/AA	12/23	ISWPS	+ 43	3.143	3.12	99.99100

C	$18.750	3.66	A/A	12/23	ISWPS	+ 63	3.343	3.31	99.96579

D	$15.620	3.66	**Retained**

PX SPEED:	1.3 ABS 10% call	REGISTRATION:	SEC-Registered/Public
SETTLEMENT:	04/19/2018	ERISA:	Yes
FIRST PAY:	05/16/2018	MIN DENOMS:	$1k x $1k
EXP RATINGS:	S&P and Fitch	TIMING:	Priced
BBG TICKER:	GMCAR 2018-2	BILL & DELIVER:	Deutsche Bank

CUSIPS

A1:	38013RAA3
A2A:	38013RAB1
A2B:	38013RAC9
A3:	38013RAD7
A4:	38013RAE5
B:	38013RAF2
C:	38013RAG0
D:	38013RAH8

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.